Exhibit 99.1

Press / Investor Contact:

Angionetics Inc.

Tel: (858) 414.1477

Email: InvestorRelations@cardiumthx.com

ANGIONETICS’ GENERX® [Ad5FGF-4] GENE THERAPY BIOLOGIC

RECEIVES FDA CLEARANCE FOR U.S. PHASE 3 CLINICAL STUDY

AS A NEW, SINGLE DOSE, TREATMENT FOR CORONARY ARTERY DISEASE

SAN DIEGO, CA – September, 12, 2016 – Angionetics Inc., a majority-owned subsidiary of Taxus Cardium Pharmaceuticals Group Inc. (Trading Symbol: CRXM), today announced that the U.S. FDA Center for Biologics Evaluation and Research (CBER) has cleared the Angionetics’ Generx® [Ad5FGF-4] angiogenic gene therapy cardiac biologic product candidate for Phase 3 clinical study as a new, single dose, treatment for patients with myocardial ischemia and refractory angina due to advanced coronary artery disease (the AFFIRM study). The Ad5FGF-4 product candidate is being developed by Angionetics as a new and innovative biologic tool for use by the interventional cardiology community. For more information about the Generx clinical development program, visit www.angionetics.com

The Generx product candidate provides a new therapeutic approach, termed “medical revascularization”, pioneered by researchers at Angionetics and its predecessor companies, Collateral Therapeutics, Cardium Therapeutics, and Schering AG (now Bayer Healthcare). After over two decades of basic, pre-clinical and clinical research in the field of gene therapy by universities, research institutes, as well as pharmaceutical and biotechnology companies worldwide, Angionetics’ Generx represents one of only a few cardiovascular DNA-based therapeutic product candidates to successfully advance into late-stage, U.S. Phase 3 clinical study.

Analogous to the rapidly advancing field of immunotherapy for cancer, researchers at Angionetics seek to harness the human body’s natural healing capacity in patients with certain forms of ischemic heart disease. The Generx product candidate is designed to leverage cardiac plasticity by stimulating and augmenting the heart’s innate capacity to grow functional collateral vessels to improve cardiac perfusion, increase exercise capacity and to reduce angina attacks and the use of anti-anginal medications.

The Generx product candidate is biologically engineered using an E1-region deleted, adenovector serotype 5 to deliver the 621 base pair human FGF-4 DNA sequence (including the secretory signal sequence), under the control of a modified CMV promoter. The Ad5FGF-4 biologic product candidate is administered into the heart using a standard balloon catheter, intended to transfect cardiac cells which researchers believe release the FGF-4 protein, which in turn activates other growth factors and angiogenic pathways to modulate the enlargement of pre-existing collateral arterioles (arteriogenesis), and the formation of new capillary vessels (angiogenesis) in select ischemic regions downstream from large coronary arteries.

The Generx biologic product candidate is initially being developed for an estimated 1.0 million U.S. patient population (and an estimated 7.0 million patients worldwide) who have advanced coronary artery disease and refractory angina due to myocardial ischemia. These patients are no longer responsive to maximally tolerated anti-angina medication, have no immediate angiographic risk, and thus, based on contemporary clinical research findings, are not candidates for mechanical revascularization procedures, and would be unlikely to benefit from early prophylactic percutaneous coronary intervention (PCI) involving the use of stents, and coronary artery bypass graft surgery (CABG).

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